Exhibit 10.1

INPHI CORPORATION

2010 STOCK INCENTIVE PLAN

STOCK UNIT AGREEMENT – U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Capitalized terms that are used herein but not defined shall have the meanings set forth in the Inphi Corporation 2010 Stock Incentive Plan (the “Plan”).

Payment for Stock Units	No cash payment is required for the Stock Units you receive. You are receiving the Stock Units in consideration for Services rendered by you.

Vesting

The Stock Units that you are receiving will vest in installments, as shown in the Notice of Stock Unit Award – U.S. and Non-U.S. Employees and Consultants (the “Notice”). No additional Stock Units vest after your Service as an Employee or a Consultant has terminated for any reason. For purposes of this stock unit, Service shall terminate if and when you cease to provide Service, notwithstanding that you may be subject to a period of notice or garden leave protection that arises under statute, contract or at common law in the jurisdiction in which you reside or under the terms of an employment agreement, if any.  The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Forfeiture

If your Service terminates for any reason, your Award expires immediately as to the number of Stock Units that have not vested before the termination date and do not vest as a result of termination. This means that the unvested Stock Units will immediately be cancelled. You receive no payment for Stock Units that are forfeited.

Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave. But your Service will terminate when the approved leave ends, unless you immediately return to work.

If you go on a leave of absence, the vesting schedule specified in the Notice may be adjusted in accordance with the Company's leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the vesting schedule specified in the Notice of Stock Unit Award – U.S. and Non-U.S. Employees and Consultants may be adjusted in accordance with the Company's part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of Stock Units

Your Stock Units are mere bookkeeping entries. They represent only the Company's unfunded and unsecured promise to issue Shares on a future date. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends

Your Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your Stock Units are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Plan.

Stock Units Nontransferable

You may not sell, transfer, assign, pledge or otherwise dispose of any Stock Units. For instance, you may not use your Stock Units as security for a loan. If you attempt to do any of these things, your Stock Units will immediately become invalid.

Settlement of Stock Units

Each of your vested Stock Units will be settled when it vests.

At the time of settlement, you will receive one Share for each vested Stock Unit; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation concerning Share issuance. Further, the Shares are issued to you subject to the condition that all Tax-Related Items (as defined in the Responsibility for Taxes Section below) are paid.

 STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Responsibility for Taxes

You acknowledge that, regardless of any action taken by the Company or, if different, the Parent, Subsidiary or Affiliate retaining you, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Parent, Subsidiary or Affiliate. You further acknowledge that the Company and/or the Parent, Subsidiary or Affiliate (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, but not limited to, the grant, vesting or settlement of the Stock Unit, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Parent, Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Parent, Subsidiary or Affiliate to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Parent, Subsidiary or Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)     withholding from your wages or other cash compensation paid to you by the Company and/or the Parent, Subsidiary or Affiliate;

(2)     withholding from proceeds of the sale of Shares acquired upon settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization) without further consent; or

(3)     withholding in Shares to be issued upon settlement of the Stock Units.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Stock Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Parent, Subsidiary or Affiliate any amount of Tax-Related Items that it may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Notwithstanding the above, if you are classified as a Section 16 officer of the Company under the U.S. Securities Act of 1934, as amended, you shall be restricted to alternative (3) above for purposes of satisfying all Tax-Related Items, unless this withholding method is not permissible under the applicable laws of the country in which you reside, or the Company has authorized an alternative method for the relative taxable event..

 STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Data Privacy

 You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Stock Unit grant materials by and among, as applicable, the Company, the Parent, Subsidiary or Affiliate retaining your Services or any other Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Parent, Subsidiary or Affiliate retaining your Services may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to E*TRADE Financial Corporate Services, Inc. (“E*TRADE”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Service relationship and career with the Parent, Subsidiary or Affiliate will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Restrictions on Resale

You agree not to sell any Shares at a time when applicable securities laws, the Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your active Service continues and for such period of time after the termination of your active Service as the Company may specify.

Insider Trading Restrictions and Market Abuse Laws

You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

 STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company Shares, the number of Stock Units covered by this Award shall be adjusted pursuant to the Plan.

Nature of Grant

In accepting the Award, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of stock units, or benefits in lieu of stock units, even if stock units have been granted in the past; (c) all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company; (d) the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Parent, Subsidiary or Affiliate retaining your Services or any Subsidiary or Affiliate, and shall not interfere with the ability of the Company, the Parent, Subsidiary or Affiliate retaining your Services or any other Subsidiary or Affiliate, as applicable, to terminate your employment or service relationship (if any); (e) you are voluntarily participating in the Plan; (f) the Award and any Shares acquired under the Plan are not intended to replace any pension rights or compensation; (g) the Award and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (h) the future value of the Shares underlying the Stock Units is unknown, indeterminable, and cannot be predicted with certainty; (j) no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from your ceasing to provide Services to the Company or any Parent, Subsidiary or Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your service or employment agreement, if any), and in consideration of the grant of the Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Subsidiaries or Affiliates, waive your ability, if any, to bring any such claim, and release the Company, its Subsidiaries and Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (k) unless otherwise provided in Section 17(b) of the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and (l) the following provisions apply only if you are providing Services outside the United States: (1) the Stock Units and the Shares subject to the Stock Units are not part of normal or expected compensation or salary for any purpose; (2) you acknowledge and agree that neither the Company, the Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Stock Units or of any amounts due to you pursuant to the vesting of the Stock Units or the subsequent sale of any Shares acquired upon vesting.

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

 STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Compliance with Law

Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of the Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

Notice

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company's records or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Language

If you have received this Agreement, or any other document related to the Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Appendix

Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

Imposition of Other Requirements

The Company reserves the right to impose other requirements on your participation in the Plan, on the Stock Units and on any Shares issuable upon vesting of the Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

 STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Waiver

You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

BY SIGNING THE NOTICE, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

 STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

APPENDIX

2010 STOCK INCENTIVE PLAN

STOCK UNIT AGREEMENT – U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Any capitalized term used in this Appendix without definition shall have the meaning ascribed to it in the Agreement or the Plan, as applicable.

Terms and Conditions

You understand that this Appendix includes special terms and conditions applicable to you if you reside and/or work in one of the countries below. If you are a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the Date of Grant, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply. Unless otherwise stated, these terms and conditions are in addition to those set forth in the Agreement.

Notifications

You further understand that this Appendix also includes information relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the laws in effect in the respective countries as of July 2014. Such laws are often complex and change frequently. As a result, you understand that the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you vest in your Stock Units or sell Shares obtained under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently working and/or residing, relocate to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the information contained herein may not apply to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

CANADA

Terms and Conditions

Settlement of Stock Units. This provision supplements the Settlement of Stock Units section of the Agreement:

The grant of this Award does not provide any right for you to receive a cash payment and the Stock Units are payable in Shares only.

Forfeiture. The following provision supplements the Forfeiture section of the Agreement:

If your Service terminates for any reason (whether or not in breach of local labor laws), your right to vest in the Stock Units, if any, will terminate effective as of the date that is the earlier of (1) the date you receive notice of termination from the Parent, Subsidiary or Affiliate retaining your Services, or (2) the date you are no longer actively providing Services, regardless of any notice period or period of pay in lieu of such notice required under the laws (including, but not limited to statutory law, regulatory law and/or common law) in the jurisdiction where you are employed or providing Services or the terms of your employment or service contract, if any; the Committee shall have the discretion to determine when you are no longer actively providing Services for purposes of your participation in the Plan (including whether you may still be considered to be providing Services while on a leave of absence).

 STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

The following terms and conditions will apply if you are a resident of Quebec:

French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la convention.

Data Privacy. This provision supplements the Data Privacy section of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, the Parent, Subsidiary or Affiliate retaining your Services and/or any other Parent, Subsidiary or Affiliate to disclose and discuss such information with their advisors. You further authorize the Company, the Parent, Subsidiary or Affiliate retaining your Services and/or any other Parent, Subsidiary or Affiliate to record such information and to keep such information in your employment file.

Notifications

Securities Law Information. You are permitted to sell Shares obtained under the Plan through E*TRADE or any other designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada.

Foreign Asset/Account Reporting Information. If the total value of your foreign property (including cash held outside of Canada or Shares obtained under the Plan) exceeds C$100,000 at any time during the year, you must report all of your foreign property on Form T1135 (Foreign Income Verification Statement) by April 30 of the following year. Foreign property may also include the unvested portion of the Stock Units. You should consult with your personal tax advisor to determine the reporting requirements.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with the sale of Shares obtained under the Plan or the receipt of any cash dividends, the report must be filed electronically by the fifth day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

HONG KONG

Terms and Conditions

Settlement of Stock Units. This provision supplements the Settlement of Stock Units section of the Agreement:

The grant of this Award does not provide any right for you to receive a cash payment and the Stock Units are payable in Shares only.

Sale of Shares. Notwithstanding anything contrary in the Agreement or the Plan, in the event the Stock Units vest and Shares are issued to you or your heirs and representatives within six months of the Date of Grant, you agree that you or your heirs and representatives will not dispose of any Shares acquired prior to the six-month anniversary of the Date of Grant.

 STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Notifications

Securities Law Information. Warning: The Stock Units and Shares acquired upon vesting of the Stock Units do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, or any Parent, Subsidiary or Affiliate. The Plan, the Agreement, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Stock Units are intended only for the personal use of each eligible employee of the Employer, the Company or any Parent, Subsidiary or Affiliate and may not be distributed to any other person. You are advised to exercise caution in relation to the Stock Units. If you are in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, you should obtain independent professional advice.

JAPAN

Notifications

Exchange Control Information. If you acquire Shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days after you receive the Shares.

Foreign Asset/Account Reporting Information. You will be required to report details of any assets held outside of Japan as of December 31 (including any Shares obtained under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of your outstanding Stock Units, as well as the Shares obtained under the Plan, in the report.

KOREA

Notifications

Exchange Control Information. You understand that exchange control laws require Korean residents who realize US$500,000 or more in a single transaction from the sale of Shares to repatriate the proceeds to Korea within 18 months of the sale.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).  You should consult with your personal tax advisor to determine any personal reporting obligations.

MALAYSIA

Terms and Conditions

Data Privacy. This provision replaces the Data Privacy section of the Agreement:

You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Stock Unit grant materials by and among, as applicable, the Company, the Parent, Subsidiary or Affiliate retaining your Services or any other Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.	Anda dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang dinyatakan dalam Perjanjian Penganugerahan ini dan apa-apa Dokumentasi Penganugerahan oleh dan di antara, sebagaimana yang berkenaan, Syarikat, Majikan dan Syarikat Induk,Anak Syarikat dan Syarikat Sekutu lain atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan anda dalam Pelan tersebut.

STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

You may have previously provided the Company and the Parent, Subsidiary or Affiliate retaining your Services with, and the same may hold, certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and condition of your participation in the Plan, details of all Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You also authorize any transfer of Data, as may be transferred to E*TRADE Financial Corporate Services, Inc. (“E*TRADE”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You acknowledge that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country, which may not provide the same level of protection to Data. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative, whose contact details are [insert contact information]. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Service relationship and career with the Parent, Subsidiary or Affiliate will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Sebelum ini, anda mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan anda dalam Pelan tersebut, butir-butir semua RSUs atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah anda (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

Anda juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada broker Pelan yang ditetapkan oleh Syarikat, atau pembekal perkhidmatan pelan saham lain sebagaimana yang dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan tersebut dan/atau dengan sesiapa yang mendepositkan Saham yang diperolehi melalui pemberian hak RSUs. Anda mengakui bahawa penerima-penerima ini mungkin berada di negara anda atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Anda memahami bahawa anda boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatan anda. Anda memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Anda faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Anda memahami bahawa anda boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan anda , di mana butir-butir hubungannya adalah [masukkan maklumat kenalan]. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela. Jika anda tidak bersetuju, atau jika anda kemudian membatalkan persetujuan anda, status anda sebagai Pemberi Perkhidmatan dan kerjaya anda dengan Majikan tidak akan terjejas; satunya akibat buruk jika anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan RSU pada masa depan atau anugerah ekuiti lain kepada anda atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan anda.

 STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Notifications

Director Notification Obligation. If you are a director of the Company’s Malaysian Parent, Subsidiary or Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Parent, Subsidiary or Affiliate in writing when you receive or dispose of an interest (e.g., an award under the Plan or Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

SINGAPORE

Notifications

Securities Law Information. The offer of the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Plan is subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of Shares in Singapore or (ii) any offer of such subsequent sale of the Shares obtained under the Plan in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Requirement. Directors of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singapore Subsidiary in writing of an interest (e.g., rights to Shares under the Plan, Shares, etc.) in the Company or any Subsidiary within two days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the Shares are sold), or (iii) becoming a director.

UNITED KINGDOM

Terms and Conditions

 STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Settlement of Stock Units. This provision supplements the Settlement of Stock Units section of the Agreement:

The grant of this Award does not provide any right for you to receive a cash payment and the Stock Units are payable in Shares only. This provision is without prejudice to the application of the Responsibility for Taxes section of the Agreement.

Responsibility for Taxes. This provision supplements the Responsibility for Taxes section of the Agreement:

If payment or withholding of the income tax owed on the vesting of the Stock Unit and issuance of Shares or other disposal of the Award is not made within ninety (90) days of the end of the U.K. tax year in which the tax event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount that should have been withheld from or paid by you shall constitute a loan owed by you to the Company or the Parent, Subsidiary or Affiliate retaining your Services, effective on the Due Date. You agree that the loan will bear interest at the then-current Official Rate of Her Majesty's Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Parent, Subsidiary or Affiliate retaining your Services may recover it at any time thereafter by any of the means referred to in the Responsibility for Taxes section in the Agreement.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you will not be eligible for such a loan to cover the income taxes. In the event that you are a director or executive officer and the income taxes are not collected from or paid by you by the Due Date, the amount of any uncollected tax will constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) (including the Employer NICs, as defined below) will be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for reimbursing the Company and/or the Parent, Subsidiary or Affiliate retaining your Services (as appropriate) for the value of employee NICs due on this additional benefit which the Company and/or the Parent, Subsidiary or Affiliate retaining your Services may recover from you by any of the means set forth in the Responsibility for Taxes section of the Agreement.

Joint Election. As a condition of participating in the Plan and vesting in the Stock Units, you agree to accept any liability for secondary Class 1 National Insurance Contributions (the “Employer NICs”) which may be payable by the Company or the Parent, Subsidiary or Affiliate retaining your Services with respect to the Shares obtained under the Plan or otherwise payable with respect to a benefit derived in connection with the Plan.

Without limitation to the foregoing, you agree to execute a joint election with the Company and/or the Parent, Subsidiary or Affiliate retaining your Services (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or election required to accomplish the transfer of the Employer NICs to you. You further agree to execute such other joint elections as may be required with any successor to the Company and/or the Parent, Subsidiary or Affiliate retaining your Services. If you do not enter into a Joint Election prior to the first applicable vesting date, the right to obtain Shares under the Plan shall become null and void without any liability to the Company and/or the Parent, Subsidiary or Affiliate retaining your Services. You further agree that the Company and/or the Parent, Subsidiary or Affiliate retaining your Services may collect the Employer NICs from you in accordance with the Responsibility for Taxes section and the supplement thereto above.

 STOCK UNIT AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS